Exhibit 99(m)

FIRST EAGLE ETF TRUST

RULE 12b-1 DISTRIBUTION SERVICE

PLAN AND AGREEMENT

This Rule 12b-1 Distribution Service Plan and Agreement (this “Plan”) is entered into by and between First Eagle ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and Quasar Distributors, LLC (“Quasar”). This Plan shall become effective with respect to each Fund on the effective date set forth opposite such Fund’s name on Schedule A.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust offers shares of one or more series listed on Schedule A hereto;

WHEREAS, Quasar acts as the principal underwriter of the Trust pursuant to an Underwriting Agreement; and

WHEREAS, as permitted by Rule 12b-1 under the 1940 Act, the Trust desires to adopt this Plan pursuant to which each Fund may make certain payments to Quasar for expenses incurred in connection with the distribution and servicing of shares of such Fund, and the Trust’s Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

Accordingly, the Trust hereby adopts this Plan on the following terms and conditions:

1. Each Fund shall pay Quasar, on a monthly basis, a distribution-related fee at the annual rate of 0.25% of the average daily value of such Fund’s net assets. Such fee shall be paid on the first business day of each month based on the average daily value of the Fund’s net assets during the preceding month, as determined in the manner specified in the Fund’s then-current Prospectus and Statement of Additional Information. For purposes of this Plan, a “business day” is any day the New York Stock Exchange is open for trading.

2. Quasar shall be obligated to use all amounts received from each Fund under this Plan for (i) payments to broker-dealers and other financial intermediaries for their assistance in the distribution of the shares of such Fund and (ii) otherwise promoting the sale of such shares and/or servicing the applicable shareholders, such as by paying the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature, the expenses associated with media advertisements and telephone correspondence, and the expenses relating to servicing efforts, including answering questions of shareholders. No intermediary shall receive payments under the Plan which, on an annualized basis, exceed 0.25% of the average daily net asset value of Fund shares originated or otherwise handled by such intermediary. All other agreements relating to the implementation of this Plan (the “related agreements”) shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days’ written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 6 hereof.

3. This Plan, together with any related agreements, has been approved by a majority vote of the Board of Trustees of the Trust and of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in accordance with the 1940 Act.

4. This Plan and any related agreements shall continue in effect with respect to a Fund for a period of more than one year from the date of their commencement, adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust, including a majority of Independent Trustees, pursuant to a vote cast in accordance with the 1940 Act.

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5. This Plan may be amended at any time with respect to a Fund with the approval of a majority of the Board of Trustees of the Trust, provided that (a) any material amendment of this Plan must be approved by the Trust’s Board of Trustees in accordance with procedures set forth in paragraph 3 hereof, and (b) any amendment to increase materially the amount to be expended by a Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each Fund (as defined in the 1940 Act).

6. This Plan may be terminated with respect to a Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Trustees of the Trust, (b) the vote of a majority of the Independent Trustees or (c) the vote of the holders of a majority of the outstanding voting securities of such Fund.

7. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

8. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of a Fund’s assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan’s assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and a Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Trustees of the Trust in accordance with the procedures set forth in paragraph 3 hereof, and (b) if the obligations of Quasar under this Plan are to be performed by any organization other than Quasar, upon such organization’s adoption and assumption in writing of all provisions of this plan as a party hereto.

9. Quasar shall give the Trust the benefit of Quasar’s best judgment and efforts in rendering services under this Plan. As an inducement to Quasar’s undertaking to render these services, the Trust agrees that Quasar shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect Quasar against any liability to the Trust or its stockholders to which Quasar would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Quasar’s duties under this Plan or by reason of Quasar’s reckless disregard of its obligations and duties hereunder.

10. Quasar may also make payments out of its own funds for costs and expenses associated with the distribution and sale of the shares covered under this Plan, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

11. Quasar shall prepare and furnish to the Trust’s Board of Trustees, and the Trust’s Board of Trustees shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

12. The Trust shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

13. The provisions of this Plan are severable for each Fund and if provisions of the Plan applicable to a particular Fund are terminated, the remainder of the Plan provisions applicable to the other remaining Funds shall not be invalidated thereby and shall be given full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

FIRST EAGLE ETF TRUST

By:	/s/ Sheelyn Michael
Name:	Sheelyn Michael
Title:	Secretary

QUASAR DISTRIBUTORS, LLC

By:
Name:
Title:
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SCHEDULE A

FUNDS SUBJECT TO THE PLAN

Name of Fund	Effective Date
First Eagle Small Cap Equity ETF	June 30, 2026
First Eagle Core Municipal ETF	June 30, 2026
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